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                                                                    EXHIBIT 10.2


                           PURCHASE AND SALE AGREEMENT


         This agreement (this "Agreement") made and entered into this 24th day of June, 1998, by and between J. M. Hill, Individually and as Trustee, Walter O. Hill and Steven J. Devos (referred to in this agreement collectively as "Seller"), and EXCO Resources, Inc. (referred to in this Agreement as "Buyer"), a Texas corporation, evidences the agreement of Seller to sell and convey to Buyer, and the agreement of Buyer to purchase and acquire from Seller, the Subject Properties, as that term is defined below, upon the terms and conditions set forth below.

         1. DEFINITION OF THE SUBJECT PROPERTIES. The following interests, rights and properties are referred to in this Agreement collectively as the "Subject Properties":

                  (a) the working interests and net revenue interests in and to the oil, gas and mineral leases described on the schedule attached hereto as Exhibit "A", insofar as such leases cover the lands and depths described on Exhibit "A", such leases, insofar as they cover such land, being referred to in this Assignment collectively as the "Leases";

                  (b) all wells located on the Leases (whether producing, non-producing, shut-in, abandoned or temporarily abandoned and whether oil wells, gas wells, saltwater disposal wells, injection wells or water wells), together with all of the personal property and equipment used or obtained in connection with such well or wells, including, but not limited to, all casing, pipe, tubing, rods, separators, well-head and in-hole equipment, tanks, motors, fixtures and other such personal property and equipment;

                  (c) all permits, licenses, orders, pooling or unitization orders and agreements, communitization agreements, operating agreements, exploration agreements, farmin or farmout agreements, letter agreements, processing, transportation or lease agreements, and other contracts and agreements which, and only insofar as the same cover, relate or pertain to the Leases and the wells described in (b) above;


                  (d) all rights-of-way, easements, servitudes, surface leases, treating facilities, pipelines and gathering systems which cover, relate or pertain to the Leases and the wells described in (b) above, or which may be necessary or convenient to be used in connection therewith; and

         2. PURCHASE PRICE. The purchase price ("Purchase Price") payable to Seller for Seller's interest in the Subject Properties is $1,350,000.

                  2.1 ADJUSTMENT. The Purchase Price shall be adjusted prior to closing by an amount determined as follows:

                           (a) The Purchase Price shall be increased by the following amounts:
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                                    (1)     The amount of any and all operating
                                            expenses (excluding overhead
                                            charges) which have been paid by the
                                            Seller in connection with the
                                            Subject Properties which are
                                            attributable to work done or
                                            materials supplied on or after April
                                            1, 1998;

                                    (2)     The value of any oil in the tanks
                                            (above the pipeline connection)
                                            which was produced from the Subject
                                            Properties prior to April 1, 1998.
                                            The value of oil in the tanks as of
                                            April 1, 1998 shall be deemed to be
                                            the amount actually received by
                                            Seller for such oil when it was
                                            sold.

                           (b) The Purchase Price shall be decreased by the following amounts:

                                    (1)     Any and all amounts received by
                                            Seller which are attributable to the
                                            sale of oil or gas produced from the
                                            Subject Properties on or after April
                                            1, 1998;

                                    (2)     The amount of any and all unpaid
                                            operating expenses pertaining to
                                            Seller's interest in the Subject
                                            Properties which are attributable to
                                            work done or materials supplied
                                            prior to April 1, 1998;

                                    (3)     An amount equal to 3/12 of the ad
                                            valorem taxes assessed against
                                            Seller's interest in the Subject
                                            Properties for the year 1998.

         Buyer and Seller agree to cooperate in the determination of the above-described amounts; provided, however, Buyer's obligation to close the purchase of the Subject Properties and to pay the Purchase Price shall be contingent upon reaching an agreement as to such amounts prior to closing.

         2.2 POST CLOSING ADJUSTMENT. Buyer and Seller acknowledge that the adjustment to the Purchase Price described in Paragraph 2.1 above is a preliminary estimate only and that there may be additional revenues or expenses discovered after the closing which should have been included in such adjustment. Therefore, within ninety (90) days after closing (the "Post Closing Date"), the parties shall make a final determination of the expenses and revenues described in paragraphs 2.1 (a) and (b) above which are attributable to the Subject Properties. If it is determined that there were additional revenues or expenses which were properly includable in the adjustment to the Purchase Price and such additional revenues or expenses caused an error in the adjustment of the Purchase Price of more than $5,000.00, the party in whose favor such error was made agrees to pay the other party an amount equal to the amount of such error (the "Adjustment Amount").



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         2.3      ADJUSTMENT PROCEDURE

                  (a) At least ten (10) days prior to the Post Closing Date, Buyer will deliver to Seller, Buyer's proposal for the Adjustment Amount (the "Adjustment Proposal"). If, prior to the Post Closing Date, the Company has not given Buyer notice of its objection to the Adjustment Proposal (such notice must contain a statement of the basis of Seller's objection), then the Adjustment Proposal will be used in computing the Adjustment Amount. If Seller gives such notice of objection, then the issues in dispute will be submitted to a mutually agreeable firm of independent public accountants (the "Accountants") or to a mutually agreeable oil and gas attorney (the "Attorney"), or both for resolution. If issues in dispute are submitted to the Accountants or Attorney for resolution,
                  (i) each party will furnish to the Accountants or Attorney such work papers and other documents and information relating to the disputed issues as the Accountants or Attorney may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants or Attorney any material relating to the determination and to discuss the determination with the Accountants or Attorney, (ii) the determination by the Accountants or Attorney, as set forth in a notice delivered to both parties by the Accountants or Attorney, will be binding and conclusive on the parties; and
                  (iii) Buyer and Seller will each bear 50% of the fees of the Accountants or Attorney for such determination.

                  (b) On or before the tenth business day following the final determination of the Adjustment Amount, Buyer or Seller, as the case may be, shall make a cash payment to the other equal to the Adjustment Amount.

         3. REPRESENTATIONS OF SELLER. Seller, as to the Subject Properties, represents that:

                  (a) Since the Effective Date, there has not any material damage, destruction or loss to or of the Subject Properties not covered by insurance;

                  (b) With respect to the oil and gas leases and oil, gas and mineral leases included within the Subject Properties (the "Leases"):

                           (i) except for those leases covering the Reed No. 1 well, the Leases are presently in full force and effect;

                           (ii) neither Seller nor, to the knowledge of Seller, any other party to any of the Leases has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any of the Leases or any provisions thereof; or

                           (iii) there are no obligations to engage in continuous drilling or development operations in order to maintain any of the Leases in force.


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                  (c) Subject to the other terms of this Agreement, including
                  (without limitation) the special warranty of title by Seller to be contained in the Assignment, Bill of Sale and Conveyance to be delivered by Seller to Buyer at Closing, Seller represents that Seller owns the interest(s) in the Subject Properties shown on Exhibit "A" to this Agreement, free and clear of any Title Defects (arising by, through or under.

                  (d) To the best of Seller's knowledge, there are no undisclosed actions, suits, charges, investigations or proceedings pending before any court or agency that would result in a loss or impairment of Seller's title to any of the Subject Properties, obstruct operation of the Subject Properties, or significantly reduce the value of the Subject Properties.

                  (e) To the best of Seller's knowledge, each of the Subject Properties is being operated in compliance with all applicable laws, rules and regulations of the Railroad Commission of Texas and any other governmental agency or authority having jurisdiction.

                  (f) To the best of Seller's knowledge, there are no agreements or circumstances which would require Buyer to deliver hydrocarbons from any of the Subject Properties at some future time without receiving full payment for such production or which would require Buyer to make payment at some time for hydrocarbons already produced and sold from such property.

                  (g) To the best of Seller's knowledge, Seller is not in default under any oil, gas and mineral lease comprising a part of the Subject Properties or any contract or agreement relating thereto, and the same are in full force and effect.

                  (h) If a working interest owner has designated Seller as its representative with respect to the marketing of gas attributable to any of the Subject Properties, that designation of representative can be canceled upon no more than 30 days' written notice by Seller or Seller's successor in interest.

                  (i)      With respect to the Subject Properties:

                           (i) Since the dates on which Seller acquired the Subject Properties, they have been used by Seller solely for oil and gas operations and related operations; at no time during this period have the Subject Properties been used by Seller, or, to the knowledge of Seller, by anyone else, for the generation, storage or disposal of a hazardous substance or as a landfill or other waste disposal site;

                           (ii) To the knowledge of Seller, there are no underground storage tanks on any of the lands within the Subject Properties;

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                           (iii)    Seller has not entered into and, to the
                                    knowledge of Seller, no predecessor to
                                    Seller has entered into, or is subject to, any agreements, consent orders, decrees, judgments, license or permit conditions or other directives of governmental authorities in existence at this time based on any environmental laws that relate to the future use of any of the Subject Properties or that require any change in the present condition of any of the Subject Properties.

                  (j) Except for the following two contracts, Seller has not entered into any contractual relationships with third parties regarding the properties which will survive the closing:

                           (i) Electricity contract with Lynterguard Electric Company; and

                           (ii) Rental tool agreement with AT&T Rental Tools (not to exceed $400 per month or 24 months in duration).

         5.       TITLE; ADJUSTMENTS TO PURCHASE PRICE.

                  (a) The Purchase Price was determined on the basis that Seller owns the respective interests in the Subject Properties shown on Exhibit "A" to this Agreement.

                  (b) Buyer shall, at Buyer's cost and with due diligence, make such examination of Seller's title to the Subject Properties as Buyer may elect to make. Seller will cause the Operator of each of the Subject Properties to make available at its offices for Buyer's examination (during normal business hours) and, if requested, copying (at Buyer's cost), all of such Operator's lease and title files relating to such property as presently constituted, and all title opinions, abstracts, status reports, division orders, leases, assignments, farmouts, title curative information, correspondence with mineral/royalty and working interest owners relating to the property in question, rental records and other information regarding titles, claims of title, litigation and/or threatened litigation, well files, conventional cores, environmental claims or liability, and other material information or data relating to such property. In addition, Seller shall promptly furnish Buyer a copy of all gas contracts, designations of Seller's representative or other marketing agency agreements, gas transportation and treating agreements, operating agreements and all amendments to each relating to the Subject Properties which are still in force or effect, and schedules showing the status of any "non-consent" operations and "payout" of same; the status of any gas balancing, take or pay, or other similar arrangements; and any over production/under production of allowables relating to the Subject Properties. Seller shall not be obligated to provide any title information or materials except those which may be presently contained in the files of Seller or the respective Operators of the Subject Properties.

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
                  (c) For the purpose of this Agreement, a "Title Defect" shall mean one (or more) of the following:

                           (i) Seller's title as to one or more of the Subject Properties is subject to an outstanding deed of trust, judgment lien, lis pendens notice, litigation, other lien, or adverse claim which will survive the Closing.

                           (ii) Seller's interest in the Subject Properties is subject to reduction because of a reversionary, back-in, net profits interest, production payment, or similar right, provision or condition which is not disclosed in the agreements described or referred to on Exhibit "A" to this Agreement that would reduce Buyer's interest or obligate Buyer to make any retroactive or future payment or expenditure to maintain such interest or avoid damages or liability; provided, however, that the existence of the operating agreements and the farmout agreements described or referred to on Exhibit "B" to this Agreement shall not be considered a Title Defect.

                  (d) At least twenty-four (24) hours prior to Closing (the "Notice Date"), Buyer will notify Seller in writing (whether by mail, personal delivery or facsimile transmission) of any Title Defect(s) which Buyer, in good faith, believes exist(s) in Seller's title to one or more of the Subject Properties including with such notice any attorney's written opinion on title expressing the objection(s) upon which such claim of Title Defect(s) is (are) based, and specifying what is required to cure the same.

                  (e) If Buyer timely delivers to Seller notice(s) of Title Defect(s), Seller (and/or Buyer) shall have until Closing (the "Cure Period") within which to cure such Title Defect(s) and furnish Buyer evidence thereof reasonably satisfactory to Buyer. If Seller (or Buyer) is unable to cure the Title Defect(s) within the Cure Period, and the parties do not agree in writing to an extension of the Cure Period, Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller at Closing, or any extension thereof, or Buyer may waive such Title Defect(s) and close the purchase and sale transaction contemplated by this Agreement, in which event Seller will (provided the Title Defect(s) being waived arose by, through or under Seller) agree to indemnify Buyer against any loss, claim or damage actually sustained by Buyer due to such Title Defect(s).

                  (f) Seller and Buyer will mutually cooperate in attempting to cure any title Defect(s) relating to Sellers' title to the Subject Properties.



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         6.       ENVIRONMENTAL REVIEW. Buyer shall have until the Notice Date to examine, test, evaluate, and otherwise conduct an environmental investigation of the Subject Properties for actual and potential environmental damage or liability, if any. On the Notice Date, Buyer will advise Seller of the results thereof. If the Environmental Review by Buyer reflects a material reduction in the value of the Subject Properties, Buyer shall have the option to either terminate this Agreement without penalty or waive the requirement or condition which caused such termination right to exist. Any actual or potential environmental damages, or liability shall be of such nature, extent or consequence, that under current statutes or regulations regarding such matters, any reasonable, prudent person would regard it as a material potential environmental damage or liability. Buyer may exercise such option to terminate, if applicable, at or before Closing.

         7. CLOSING. The purchase and sale transaction described in and contemplated by this Agreement shall take place on Friday, June 26, 1998, at 10 a.m., Dallas, Texas time. Closing shall take place in the office of Buyer at 5735 Pineland, Suite 235, Dallas, Texas 75231, or at such other place and time agreed upon between Buyer and Seller. The Effective Date of the purchase and sale contemplated by this Agreement shall be at 7 a.m. on the first day of April, 1998. At Closing:

                  (a) Buyer shall deliver to Seller the Purchase Price by wire transfer, certified or cashier's check or other immediately available funds.

                  (b) Seller, shall concurrently deliver to Buyer (i) one or more properly executed and acknowledged Assignments, Conveyances and Bills of Sale effective to convey to Buyer the interest of Seller in the Subject Properties. Such instruments shall be in form mutually acceptable to Seller and Buyer and shall contain the usual and customary provisions generally found in similar documents, including the pertinent provisions contained in this Agreement. Such Assignments, Conveyances and Bills of Sale shall be subject to this Agreement and the operating agreements now in effect covering the Leases.

         8. CONDITIONS TO OBLIGATIONS OF BUYER AT CLOSING. The obligations of Buyer to purchase the Subject Properties under and pursuant to this Agreement is subject to the satisfaction, at or before Closing, of the following conditions:

                  (a) Compliance; Accuracy of Representations. Except as otherwise provided in this Agreement, Seller shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by it on or before the Closing, and all representations and warranties of Seller in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though they had been made on the Closing Date.

                  (b) No Orders or Lawsuits. No order, writ, injunction, or decree shall have been entered and be in effect by any court of competent jurisdiction or any Governmental Authority, and no Law shall have been promulgated or enacted and


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                  be in effect, that restrains, enjoins, or invalidates the
                  transactions contemplated hereby. No Proceeding initiated by a third party shall be pending before any court or Governmental Authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall not have been a Material Adverse Effect. The term "Material Adverse Effect" shall mean any circumstance, change, development, or event which has had or is reasonably expected to have a material adverse effect on the Subject Properties or the operations, revenues, or prospects with respect thereto; provided that the term "Material Adverse Effect" shall not include changes in general economic, industry, or market conditions, or changes in law, environmental law, or any Governmental Authority's policy, orders, or opinions.

                  (d) Conveyance Documents. Seller shall have duly executed and delivered to Buyer the conveyance documents described in this Agreement.

                  (e) Due Diligence. Buyer shall have satisfactorily completed its due diligence inquiries prior to the Notice Date.

                  (f) Third Party and Governmental Consents. Seller shall have obtained all third party and governmental consents or waivers necessary to consummate the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer.

                  (g) Operations. Seller shall have obtained written consent for Buyer to become operator from the owner's of at least 51% of the working interest and secure the execution of Railroad Commission of Texas forms P-4 by HPC Operating, Inc., installing Buyer as the operator of the following wells:

                           Brown No. 1
                           Hamil No. 1
                           Hamil "A" No. 1
                           Hamil "B" No. 1
                           Hamil "C" No. 1
                           Horne No. 1
                           Kidd No. 1-A
                           Reed No. 1
                           Shortes No. 1
                           M. L. Snell Nos. 1, 2, 3 and 4
                           Brocksmith-Keller No. 1
                           Fuhrman No. 1 Salt Water Disposal Well



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                  (h) Seller shall present to Buyer a fully executed release (in a form acceptable to Buyer) of any and all liens of any kind or character pertaining to Seller's interest in the Properties.

         9.       INDEMNITIES AND ASSUMPTION OF LIABILITIES. For a period of one
(1) years from and after Closing, Seller agrees to indemnify and hold Buyer harmless from all actions, damages, liabilities, claims and expenses (including reasonable attorney's fees) arising out of or relating to any act or omission by Seller with respect to its interest in the Subject Properties occurring prior to the Effective Date, and for any liability and damages caused by Sellers' negligence or breach of this Agreement prior to Closing.

                  Buyer agrees to indemnify and hold Seller harmless against and from all actions, damages, liabilities, claims, and expenses (including reasonable attorney's fees) arising out of or relating to the Subject Properties during the time from and after the Effective Date and for all acts or omissions occurring from and after the Effective Date, and for any liability and damages caused by Buyer's negligence or breach of this Agreement prior to Closing.

                  Seller, as to its interest in the Subject Properties, shall remain responsible for all claims relating to the drilling, operations, production and sale of hydrocarbons from the Subject Properties and the proper accounting and payment by Seller to parties for their interests therein, and any retroactive payment, refunds or penalties to any party or entity relating thereto, insofar as such claims relate to occurrences and periods of time prior to the Effective Date, and Seller shall defend, indemnify and hold Buyer harmless from all such claims. Buyer shall be responsible for all of said types of claims insofar as they relate to occurrences and periods of time from and after the Effective Date.

                  All proceeds from the sale of production actually sold and delivered by Seller prior to the Effective Date and attributable to its interest in the Subject Properties shall belong to and be retained by Seller, and all proceeds from the sale of production actually sold and delivered after the Effective Date attributable to the Subject Properties shall belong to and be the property of Buyer.


         10. PRORATION OF TAXES. Ad valorem, property, production, severance, excise, and similar taxes relating to the Subject Properties shall be prorated as of the Effective Date. Seller shall be responsible for all such items relating to the period of time prior to the Effective Date and Buyer shall be responsible for all such items occurring after the Effective Date.


         11. FURTHER ASSURANCES. Each party shall execute and deliver to the other such further instruments, and take such other actions reasonably necessary to carry out the intent of this Agreement. Seller agrees to execute appropriate transfer orders or letters in lieu of transfer orders effective on the Effective Date.



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         12.      LOSS. Any loss to the wells located on the Subject Properties between the execution of this Agreement and the date of Closing, resulting from fire, lightning, storm, or other casualty or from negligence of Sellers, their operator, agents or employees, or breach of this Agreement by Seller, shall be borne by Seller, and if there is substantial damage to such wells, Buyer shall have the option to terminate this Agreement upon written notice to Seller.

         13. DATA DELIVERY. At Closing, Seller shall deliver to Buyer all of Seller's lease, title, well, Railroad Commission files, all relevant maps, and all other files, records, materials and information relating to the Subject Properties (save and except information of any interpretive or proprietary nature) including, but not limited to, well logs and well records, and filings with appropriate governmental authorities.

         14. CONFIDENTIALITY. All data furnished to Buyer by Seller will be on a confidential basis. Buyer will not remove any data from Seller's office without Seller's permission. In the event Buyer does not acquire the Subject Properties for any reason, Buyer shall return all data so removed and all copies to Seller.

         15. PROHIBITED ACTIONS. Prior to Closing, Seller shall not, without Buyer's prior written consent:

                  (a) dispose of or make any changes to the Subject Properties;
                  or

                  (b) incur any liabilities, encumbrances or liens in respect to the Subject Properties which are not in the ordinary course of operations.

         16. EXPENSES. Each party shall pay the fees and expenses of its own counsel and accountants incurred in connection with this transaction.

         17. BROKERS. Each party represents that to the best of its knowledge and belief, no outside parties have participated in the negotiation of this transaction on behalf of either party, and no firm or person shall be entitled to any finder's or broker's fee with respect to the transaction contemplated by this Agreement.

         18. INCORPORATION OF EXHIBITS. All exhibits to this Agreement constitute an integral part of and are incorporated in this Agreement.

         19. LAW. Texas law shall govern the rights and obligations of the parties under this Agreement.

         20.      CERTAIN DEFINITIONAL PROVISIONS.

                  (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


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                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                  (c) Whenever a statement is qualified by the term "knowledge," "best knowledge," or similar term or phrase, it is intended to indicate that the person or party to whom or to which such phrase is attributed, in the exercise of good faith, is not aware of acts, omissions, or facts which would render the statement or representation being made with such "knowledge" or "best knowledge," or similar terms or phrase, untrue in any material respect.

                  (d) Pronouns denoting gender shall include the neutral pronoun "it" or the possessive case thereof and vice versa.

         21. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if delivered in person or by facsimile transmission (FAX) or when deposited with the United States Postal Service registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive such notice at the address set forth below:

                  If to Seller:

                  J. M. Hill
                  Walter O. Hill
                  Steven J. Devos
                  14800 Quorum Drive, Suite 300
                  Dallas, Texas 75240

                  If to Buyer:

                  EXCO Resources, Inc.
                  Attention: Douglas H. Miller
                  Suite 235
                  5735 Pineland
                  Dallas, Texas 75231

         22. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         23. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the


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


purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         24. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         25. ENTIRE AGREEMENT AND MODIFICATION. This Agreement inclusive of all Agreements herein referenced supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         26. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None of the parties may assign any of their rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         27. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         28. PARAGRAPH HEADINGS, CONSTRUCTION. The headings of Paragraphs in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Paragraph" or "Paragraphs" refer to the corresponding Paragraph or Paragraphs of this Agreement. All words used in this Agreement will be construed

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to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         29. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred-to in this Agreement, time is of the essence.

         30. GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas.

         31. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        SELLER:

                                        /s/ J. M. HILL
                                        ----------------------------------------
                                        J. M. Hill, Individually and as Trustee


                                        /s/ WALTER O. HILL
                                        ----------------------------------------
                                        Walter O. Hill

                                        /s/ WALTER O. HILL
                                        ----------------------------------------
                                        Walter O. Hill, agent and attorney-
                                        in-fact for Steven J. Devos


                                        BUYER:

                                        EXCO RESOURCES, INC.


                                       By: /s/ DOUGLAS H. MILLER
                                           -------------------------------------
                                           Douglas H. Miller
                                           Chief Executive Officer






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